Filed Pursuant to Rule 424(b)(5)
Registration No. 333-291906

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated January 28, 2026
and Prospectus dated December 5, 2025)

ALLARITY THERAPEUTICS, INC.

Common Stock

Termination of Equity Line of Credit Primary Offering

This prospectus supplement amends and supplements our prospectus supplement dated January 28, 2026 (the “Original Prospectus Supplement”) and the accompanying prospectus dated December 5, 2025, relating to the offer and sale by Allarity Therapeutics, Inc. of up to $6,000,000 of shares of our common stock to Tumim Stone Capital LLC (“Tumim”) pursuant to the Common Stock Purchase Agreement, dated as of January 28, 2026, between us and Tumim (the “Purchase Agreement”).

We terminated the Purchase Agreement effective October 28, 2026. Accordingly, the primary offering of additional shares of our common stock under the Original Prospectus Supplement is hereby terminated. We will not offer or sell any additional shares under the Purchase Agreement or the Original Prospectus Supplement, and the Original Prospectus Supplement may no longer be used for any further primary offer or sale under the Purchase Agreement.

This prospectus supplement terminates only the primary offering of additional shares to Tumim. It does not terminate any resale coverage under the Original Prospectus Supplement for shares previously issued and sold to Tumim, to the extent such coverage remains applicable. It does not withdraw or terminate our registration statement on Form S-3 (File No. 333-291906) or the accompanying base prospectus.

This prospectus supplement should be read together with the Original Prospectus Supplement and the accompanying prospectus, including the documents incorporated by reference therein. Except as expressly modified by this prospectus supplement, the Original Prospectus Supplement and accompanying prospectus remain unchanged.

Investing in our common stock involves risks. See “Risk Factors” in the Original Prospectus Supplement, the accompanying prospectus and the documents incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 30, 2026.